CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-204155) pertaining to the Helius Medical Technologies, Inc. June 2014 Stock Incentive Plan of our report dated June 21, 2015 (except Note 12, which is as of January 8, 2016), relating to the financial statements of Helius Medical Technologies, Inc. (formerly NeuroHabiliatation Corporation) (the “Company”) included in this Annual Report (Form 10-K/A) of the Company for the year ended March 31, 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO CANADA LLP

Vancouver, Canada
January 11, 2016